CERTIFICATE OF DESIGNATIONS

of

SERIES D PREFERRED STOCK

of

FOAMEX INTERNATIONAL INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

----------------------

Foamex International Inc., a Delaware corporation (the “Corporation”), hereby certifies that this Certificate of Designations was duly adopted by resolution of the Board of Directors of the Corporation (the “Board”) in accordance with Section 151 of the Delaware General Corporation Law.

Pursuant to the authority expressly granted to and vested in the Board by the provisions of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created, out of the Seven Million (7,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation authorized in Article V of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of Sixty Thousand (60,000) shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

Section 1.      Designation and Amount.

The shares of such series shall be designated as “Series D Preferred Stock” (the “Series D Preferred Stock”) and the number of shares constituting the Series D Preferred Stock shall be Sixty Thousand (60,000). Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of such shares then outstanding.

Section 2.      Rank.

The Series D Preferred Stock shall with respect to (i) the payment of the Accrued Liquidation Preference (as defined below) in the event of a liquidation, dissolution or winding up of the Corporation, (ii) dividends and (iii) all other rights, preferences and privileges, rank senior to the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), and each other class or series of capital stock of the Corporation now or hereafter outstanding, including, without limitation, any other class or series of Preferred Stock of the Corporation now existing or hereafter created (the “Junior Securities”); provided, however, that the foregoing shall not apply to the extent the Holders (as defined below) give the approvals described in Section 4(b) hereof.

Section 3.      Dividends and Distributions.

(a)       The holders of record of shares of Series D Preferred Stock (the “Holders”) will be entitled to cumulative dividends on their shares at an annual rate of 4.5% (the “Dividend Rate”) of the Accrued Liquidation Preference, compounding monthly. Dividends on the outstanding shares of Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the respective dates of original issue of such shares (which dates shall be reflected on the certificates evidencing the same), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued dividends shall not be payable by the Corporation periodically (in cash or otherwise) while Series D Preferred Stock is outstanding. In lieu of such periodic payment, the amount of accrued dividends per share of Series D Preferred Stock shall be added to the Accrued Liquidation Preference of that share on the last day of each month (such amount will accrue further dividends each month in accordance with this Section 3(a)).

(b)       If the Corporation, during any fiscal quarter of the Corporation while Series D Preferred Stock is outstanding, distributes or pays as a dividend to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (including a distribution of Common Stock), (iii) rights or warrants to subscribe for or purchase any security, except for any rights issued in a Rights Offering (as defined below), or (iv) any other asset (including, without limitation, cash) (the “Distributed Property”), in an aggregate amount (as determined below) greater than the amount of dividends that otherwise would have accrued on shares of Series D Preferred Stock during such quarter under Section 3(a), then in each case the Corporation shall simultaneously deliver to each Holder, in lieu of the addition of dividends accrued during such quarter to the Accrued Liquidation Preference pursuant to Section 3(a), the Distributed Property that each such Holder would have been entitled to receive in respect of the number of shares of Common Stock then issuable to such Holder pursuant to Section 7 hereof had the Holder been the record holder of such shares of Common Stock immediately prior to the applicable record or payment date. The amount of the Distributed Property shall equal: (i) in case of cash, the amount of cash so distributed per share of Common Stock, (ii) in case of securities traded on a securities exchange or over-the-counter market, the Volume Weighted Average Price of a share of such securities on the date of such distribution multiplied by the number of shares of such securities distributed per share of Common Stock, and (iii) in case of any property other than cash or securities referred in clause (ii) above, the fair market value thereof as determined in good faith by the Board.

Section 4.      Voting Rights.

(a)       The Holders shall not be entitled to any voting rights except as hereinafter provided in this Section 4 or as otherwise required by law.

(b)       In addition to any vote or consent of stockholders required by law, the affirmative vote or consent of the Holders of at least 80% of the shares of Series D Preferred Stock at the time outstanding, voting or consenting as a separate class (with each Holder being entitled to one vote per share), given in person or by proxy, shall be necessary to (a) authorize, create, issue or increase (including by way of reclassifying, converting or exchanging any securities of the Corporation) the amount of any (i) class or series of capital stock of the Corporation ranking senior or pari passu to the Series D Preferred Stock (including any security exchangeable for, convertible into, or evidencing the right to purchase, any such capital stock) or (ii) any class or series of capital stock of the Corporation or any security convertible or exercisable for any class or series of capital stock of the Corporation that is redeemable mandatorily or at the option of the holder thereof; (b) amend, alter or repeal any provision of the Certificate of Incorporation of the Corporation if such amendment or alteration alters or changes the powers, preferences or rights of the Series D Preferred Stock so as to affect them adversely; (c) declare, pay or set aside for payment, any dividend on any Junior Securities or redeem, repurchase or otherwise acquire (or permit any person directly or indirectly controlled by the Corporation to redeem, repurchase or otherwise acquire) any Junior Securities (other than the repurchase of Common Stock held by employees, officers or directors of the Corporation or any of its subsidiaries in accordance with arrangements approved by the Board); or (d) authorize or take any other action if such action alters or changes any of the rights of the Series D Preferred Stock in any respect or otherwise would be inconsistent with this Certificate of Designations.

Section 5.      Registration.

(a)       The Corporation shall register the issuance and ownership of shares of the Series D Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series D Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof or any distribution to such Holder, and for all other purposes, absent actual notice to the contrary.

(b)       The Corporation shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of certificates evidencing such shares to the Corporation at its address specified herein and delivery of such additional documents as the Corporation shall reasonably request in connection with such transfer. Upon any such registration of transfer, a new certificate evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

Section 6.      Liquidation, Dissolution or Winding Up.

(a)       Upon the occurrence of a liquidation, dissolution or winding up of the Corporation, the Holders as of the record date established by the Board for determination of stockholders entitled to receive a distribution in such liquidation, dissolution or winding up of the Corporation, as applicable (the “Record Date”), shall be paid in cash for each share of Series D Preferred Stock then held, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution is made in respect of any Junior Securities, the greater of (i) an amount equal to the sum of (A) the Original Liquidation Preference (as defined below) (as adjusted for any stock split, combination, reclassification or similar event involving the Series D Preferred Stock), plus (B) the monthly addition to the Accrued Liquidation Preference pursuant to Section 3(a) hereof and, (C) without duplication of any amounts referred to in the preceding clause (B), all accrued and unpaid dividends on such shares of Series D Preferred Stock (such sum, the “Accrued Liquidation Preference”) on the date of such payment in respect of the Series D Preferred Stock, and (ii) the amount per share that would be payable to a Holder had all shares of Series D Preferred Stock been converted to shares of Common Stock pursuant to Section 7 hereof immediately prior to the occurrence of such liquidation, dissolution or winding up. If the assets of the Corporation available for distribution to the Holders shall be insufficient to permit payment in full to such Holders of the aggregate amount payable pursuant to the preceding sentence, then all of the assets available for distribution to the Holders shall be distributed among and paid to such Holders ratably in proportion to the amounts that would be payable to such Holders if such assets were sufficient to permit payment in full. As used herein, the “Original Liquidation Preference” shall mean $1,000.00 per share of Series D Preferred Stock.

(b)       After the Holders of all shares of Series D Preferred Stock as of the Record Date shall have been paid in full the amounts to which they are entitled in Section 6(a) hereof, such Holders shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of Junior Securities in accordance with their terms.

(c)       Written notice of the Record Date for a liquidation, dissolution or winding up of the Corporation, as applicable, stating a payment or payments and the place where such payment or payments shall be payable, shall be delivered to the Holders not less than 15 (fifteen) Business Days prior to the earliest payment date stated therein. As used herein, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

(d)       For the purposes of this Section 6, neither the sale, lease, transfer, conveyance or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities, or any dividend on or repurchase of any capital stock of the Corporation, or any recapitalization of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation; provided that the Holders shall nevertheless be entitled from and after any such sale, lease, transfer, conveyance or other disposition or consolidation or merger to the rights provided by this Section 6.

Section 7.      Conversion.

(a)       The shares of Series D Preferred Stock shall be convertible, in whole or in part, at the option of the Holders thereof, at any time prior to the Anniversary Date (as defined below) into a number of shares of Common Stock equal to (A) the aggregate Accrued Liquidation Preference of the Series D Preferred Stock to be converted as of the Conversion Date (as defined below), divided by (B) the Conversion Price (as defined below). In order to convert shares of Series D Preferred Stock, the Holder thereof shall (i) deliver an irrevocable written notice (the “Conversion Notice”) to the Corporation specifying the number of shares of Series D Preferred Stock to be converted and the name in which such Holder wishes the certificate for shares of Common Stock to be issued, and (ii) surrender the certificate for such shares of Series D Preferred Stock to the Corporation and deliver such additional documents as the Corporation shall reasonably request in connection with such conversion.

(b)       The shares of Series D Preferred Stock shall be convertible, in whole and not in part, at the option of the Corporation, on the Corporation Conversion Date (as defined below) into a number of shares of Common Stock equal to (A) the aggregate Accrued Liquidation Preference of the Series D Preferred Stock to be converted, divided by (B) the Conversion Price. In order to convert shares of Series D Preferred Stock, the Corporation shall deliver a written notice to each Holder.

(c)       If the Series D Preferred Stock is converted into the Common Stock pursuant to Section 7(a) or Section 7(b), the Corporation shall deliver or cause to be delivered as directed by the relevant Holder promptly (i) certificates representing the full number of validly issued, fully paid and nonassessable shares of Common Stock to which such Holder shall be entitled, and (ii) if less than the full number of shares of Series D Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series D Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of Series D Preferred Stock being converted. Such conversion shall be deemed to have occurred at the close of business on the Conversion Date so that as of such time the rights of the Holder thereof to the shares of Series D Preferred Stock being converted shall cease, except for the right to receive certificates representing shares of Common Stock in accordance herewith, and the Holder entitled to receive the shares of Common Stock issued as a result of such conversion shall be treated for all purposes as having become the holder of record of such shares of Common Stock at such time.

(d)       In connection with the conversion of any shares of Series D Preferred Stock, no fractions of shares of Common Stock shall be issued. If more than one share of Series D Preferred Stock shall be surrendered for conversion by the same Holder on the same Conversion Date, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series D Preferred Stock so surrendered. If the conversion of any shares of Series D Preferred Stock results in a fraction of a share of Common Stock, the number of shares of Common Stock issuable to the Holder shall be rounded down to the nearest whole number.

(e)       The Corporation shall at all times when the Series D Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series D Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(f)        The Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

Section 8.      Adjustment of Conversion Price.

(a)       If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, pays a dividend or makes a distribution to all holders of shares of Common Stock in shares of Common Stock, then in each such case the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date (as defined below) shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such dividend or distribution and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such dividend or distribution.

(b)       If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, (i) subdivides the outstanding shares of Common Stock into a larger number of shares or (ii) combines the outstanding shares of Common Stock into a smaller number of shares, then in each such case the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the effective date for such subdivision or combination shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

(c)       If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, issues rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) of the Common Stock (except for any rights issued in a Rights Offering), then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date for such issuance shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding immediately before such issuance plus the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights or warrants divided by (B) the Current Market Price of the Common Stock, and (y) the denominator shall be the number of shares of Common Stock outstanding immediately before such issuance plus the total number of shares of Common Stock issuable pursuant to such rights or warrants.

(d)       If the Corporation, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, pays a dividend or makes a distribution to all holders of Common Stock of any Distributed Property (but excluding the Common Stock and rights or warrants to subscribe for Common Stock), then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period prior to the Ex-Dividend Date for such distribution or dividend shall be multiplied by a fraction of which (x) the numerator shall be the Current Market Price of Common Stock and (y) the denominator shall be such Current Market Price of Common Stock plus the amount (as determined pursuant to subsection (g) below), on the Ex-Dividend Date for such distribution, of the Distributed Property so distributed, expressed as an amount per share of Common Stock.

(e)       If, at any time after the commencement of the Trading Price Averaging Period and before the Conversion Date, a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall be consummated and such tender or exchange offer shall involve a consideration per share of Common Stock having a value (as determined pursuant to subsection (g) below) on the Expiration Date (as defined below) that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding such Expiration Date, then the Volume Weighted Average Price of the Common Stock on each Trading Day during the Trading Price Averaging Period on or prior to such Expiration Date shall be multiplied by a fraction of which (x) the numerator shall be the product of the Closing Sale Price of the Common Stock on the Expiration Date multiplied by the number of shares of Common Stock outstanding on the Expiration Date, and (y) the denominator shall be the sum of (A) the product of the Closing Sale Price of the Common Stock on the Expiration Date multiplied by the number of shares of Common Stock outstanding immediately after the Expiration Date and (B) the aggregate value (as determined pursuant to subsection (g) below), on the Expiration Date, of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date. For purposes of this subsection, the “Expiration Date” means the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

(f)        If there is a Change of Control at any time while Series D Preferred Stock is outstanding, then upon any subsequent conversion of Series D Preferred Stock, each Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion absent such Change of Control, the same kind and amount of securities, cash or property as it could have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the applicable Conversion Prices for the Series D Preferred Stock shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Change of Control, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Change of Control, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series D Preferred Stock following such Change of Control. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Change of Control shall issue to the Holder a new series of preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Change of Control is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f) and insuring that the Series D Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Change of Control.

(g)       For purposes of subsections (c) and (d) above, the “Current Market Price” means the average of the Closing Sale Prices of the Common Stock for the ten consecutive Trading Days immediately prior to the Ex-Dividend Date for the distribution requiring such computation. For purposes of subsections (d) and (e) above, the amount of the Distributed Property or the value of the consideration shall equal: (i) in case of cash, the amount of cash so distributed per share of Common Stock, (ii) in case of securities traded on a securities exchange or over-the-counter market, the Volume Weighted Average Price of a share of such securities on the applicable date multiplied by the number of shares of such securities distributed per share of Common Stock, and (iii) in case of any property other than cash or securities referred in clause (ii) above, the fair market value thereof as determined in good faith by the Board. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(h)       Upon the occurrence of each adjustment pursuant to this Section 8, the Corporation at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Corporation will promptly deliver a copy of each such certificate to each Holder.

(i)        If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation or any subsidiary (except for a Rights Offering), (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Change of Control, or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to each Holder a notice describing the material terms and conditions of such transaction, at least 20 Business Days prior to the applicable record or effective date on which a person would need to hold Common Stock in order to participate in or vote with respect to such transaction.

Section 9.         Charges, Taxes and Expenses. Issuance of certificates for shares of Series D Preferred Stock and for shares of Common Stock issued on conversion of (or otherwise in respect of) the Series D Preferred Stock shall be made without charge to the Holders for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring the Series D Preferred Stock or receiving shares of Common Stock in respect of the Series D Preferred Stock.

Section 10.       Replacement Certificates. If any certificate evidencing Series D Preferred Stock or shares of Common Stock is mutilated, lost, stolen or destroyed, or a Holder fails to deliver such certificate as may otherwise be provided herein, the Corporation shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution for such certificate, a new certificate, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction (in such case) and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

Section 11.       Rights Offering Credit. In connection with any Rights Offering, each Holder of Series D Preferred Stock may elect, at its option, either (1) to credit the Accrued Liquidation Preference of such Holder’s Series D Preferred Stock toward any financial commitment such Holder may have in respect of Common Stock not acquired pursuant to the exercise of rights in such Rights Offering, provided such Holder shall convert such Series D Preferred Stock in accordance with the terms hereof (the “Crediting Option”), (2) to separately satisfy such commitment and to have the conversion of such Series D Preferred Stock result in the issuance of shares of Common Stock in addition to those acquired in the Rights Offering (the “Overallotment Option”) or (3) to elect a combination of the Crediting Option and the Overallotment Option.

Section 12.      Definitions.

(a)       “ Anniversary Date”means one-year anniversary of the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations.

(b)       “ Average Trading Price” of the Common Stock for the Trading Price Averaging Period means the average of each Volume Weighted Average Price of the Common Stock on each Trading Day during such period.

(c)       “Change of Control” means:

(i)        the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Corporation or one of its wholly owned subsidiaries;

(ii)       the adoption of a plan relating to the liquidation, dissolution or winding up of the Corporation;

(iii)      the consummation of any transaction (including, without limitation, any merger or consolidation) or series of transactions pursuant to which immediately after the consummation thereof the persons owning the then-outstanding Voting Securities (as defined below) of the Corporation immediately prior to such consummation shall not own, directly or indirectly, a majority in the aggregate (by reason of such prior ownership) of the then-outstanding Voting Securities of the Corporation or the surviving entity if other than the Corporation; and

(iv)      the first day on which a majority of the members of the Board are not Continuing Directors (as defined below).

(d)       “Closing Sale Price” of any share of Common Stock or any other security on any Trading Day means:

(i) the closing sale price per share of such security (or, if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which such security is traded;

(ii) if such security is not listed on a U.S. national or regional securities exchange, the last quoted bid price of such security on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

(iii) if such security is not so quoted by Pink Sheets LLC or a similar organization, as determined by a nationally recognized securities dealer retained by the Corporation for that purpose.

The Closing Sale Price shall be determined without reference to extended or after hours trading.

(e)       “Continuing Director” means, as of any date of determination, any member of the Board who:

(i)        was a member of such Board on the date hereof; or

(ii)       was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election (or any Continuing Directors appointed by Continuing Directors).

(f)        “Conversion Date” means: (i) if the shares of Series D Preferred Stock are converted at the option of the Holders thereof, the date on which the Conversion Notice is delivered to the Corporation; and (ii) if the shares of Series D Preferred Stock are converted at the option of the Corporation, the Corporation Conversion Date.

(g)       “Conversion Price” means: (i) if (x) a Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations and (y) the Series D Preferred Stock is converted at the option of a Holder thereof during the period of ten Business Days immediately following the consummation of such Rights Offering or the Series D Preferred Stock is converted at the option of the Corporation on the tenth Business Day following such consummation, the subscription price for a share of Common Stock in such Rights Offering; and (ii) in all other cases, the Average Trading Price of the Common Stock for the thirty-Trading Day period ending on the fifth Trading Day immediately preceding the Conversion Date (the “Trading Price Averaging Period”).

(h)       “Corporation Conversion Date” means: (i) if a Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations, the tenth Business Day following such consummation; and (ii) if no Rights Offering is consummated prior to the ninetieth day following the first date on which shares of the Series D Preferred Stock are issued pursuant to this Certificate of Designations, the Anniversary Date.

(i)        “Ex-Dividend Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

(j)        “Market Disruption Event” means the occurrence or existence on any scheduled Trading Day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) of, or any material unavailability, through a recognized system of public dissemination of transaction information, of accurate price, volume or related information in respect of (1) the Common Stock on the principal exchange or market on which the Common Stock is traded, or (2) any options contracts or futures contracts relating to the Common Stock, or any options on such futures contracts, on any exchange or market.

(k)       “Rights Offering” means an SEC-registered offering by the Corporation of rights to purchase additional Common Stock to existing holders of Common Stock that raises gross proceeds of at least $50 million.

(l)        “Trading Day” means a day during which (i) the principal exchange or market on which the Common Stock is traded is open for trading and has a scheduled closing time of 4:00 p.m., New York City time (or the then standard closing time for regular trading on the relevant exchange or market), or if the Common Stock is not traded on any exchange or market, any Business Day, and (ii) there is no Market Disruption Event.

(m)        “Volume Weighted Average Price” on any Trading Day means:

(i)        with respect to the Common Stock, the per share volume weighted average price as displayed on Bloomberg (or any successor service) Page FMXL.PK<equity>AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Trading Day (or, if such Volume Weighted Average Price is unavailable, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation).

(ii)       with respect to any other securities, the per share volume weighted average price as determined in a manner substantially consistent with the manner in which the “Volume Weighted Average Price” of a share of Common Stock is to be determined in accordance with clause (i) as determined in good faith by the Board.

(n)       “Voting Securities” means securities of any class or classes of the Corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors (or persons performing similar functions).

Section 13.      Miscellaneous.

(a)       Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Business Day or later than 4:30 p.m. (New York City time) on any Business Day, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, to 1000 Columbia Avenue, Linwood, Pennsylvania 19061, facsimile: (610) 859-3000, Attention: Senior Vice President, Legal, or (ii) if to a Holder, to the address or facsimile number appearing on the Corporation’s stockholder records or such other address or facsimile number as such Holder may provide to the Corporation in accordance with this Section 13.

(b)       Any registered Holder may proceed to protect and enforce its rights and the rights of such Holder by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designations or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its Chief Executive Officer this 18th day of April, 2008.

FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Chief Executive Officer

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